Contact:	Clint Severson	Lytham Partners, LLC
	Chief Executive Officer	Joe Dorame, Robert Blum and Joe Diaz
	Abaxis, Inc.	602-889-9700
510-675-6500

ABAXIS REPORTS RECORD FINANCIAL PERFORMANCE FOR
THE FOURTH QUARTER AND FISCAL 2008

Union City, California - May 1, 2008 - ABAXIS, Inc. (NasdaqGS: ABAX), a medical products company manufacturing point-of-care blood analysis systems, today reported financial results for the fiscal quarter and the fiscal year ended March 31, 2008.

Highlights for the fourth quarter and fiscal 2008 include:

•	Quarterly revenues of $26.7 million, up 17% over last year’s comparable quarter and $100.6 million for fiscal 2008, up 17% year-over-year.
•	Quarterly medical market sales of $6.3 million, up 27% over last year’s comparable quarter and $22.8 million for fiscal 2008, up 30% year-over-year.
•	Quarterly medical reagent disc sales of 370,000 units, up 31% over last year’s comparable quarter and 1.3 million units, up 27% year-over-year.
•	Quarterly medical and veterinary reagent disc sales of 1.3 million units, compared to 1.1 million units in the same period last year, up 17% year-over-year.
•
Quarterly medical and veterinary reagent disc sales of $15.7 million, compared to $13.1 million in the same period last year, up 20% over last year’s comparable quarter and $58.2 million for fiscal 2008, up 24% year-over-year.

•	Quarterly operating income of $4.8 million, up 17% over last year’s comparable quarter and $17.7 million for fiscal 2008, up 23% year-over-year.
•	Quarterly diluted EPS of $0.15 versus $0.13 in the same period last year and $0.56 for fiscal 2008, compared to $0.46 for fiscal 2007.
•	Cash, cash equivalents and short- and long-term investments as of March 31, 2008 of $59.7 million, compared to $45.2 million as of March 31, 2007.

Quarterly Results: For the fiscal quarter ended March 31, 2008, Abaxis reported revenues of $26.7 million, as compared with revenues of $22.8 million for the comparable period last year, an increase of 17 percent. Instrument, reagent disc and hematology reagent revenues increased by an aggregate of $3.0 million, or 14 percent over the same period last year. The company reported net income of $3.3 million, compared to $2.8 million for the same period last year. The company’s effective tax rate in the quarter ended March 31, 2008 was 37 percent, compared to 40 percent for the same period last year. The company reported diluted net income per share of $0.15 (calculated based on 22,393,000 shares) in the fourth quarter of fiscal 2008, compared to $0.13 per share (calculated based on 21,966,000 shares) for the same period last year.

Fiscal 2008: For the year ended March 31, 2008, Abaxis reported revenues of $100.6 million, as compared with revenues of $86.2 million for the comparable period last year, an increase of 17 percent. Instrument, reagent disc and hematology reagent revenues increased by an aggregate of $12.3 million, or 15 percent over the prior year. The company reported net income of $12.5 million, compared to $10.1 million for the prior year. The company’s effective tax rate in the twelve month periods of fiscal 2008 was 37 percent, compared to 38 percent for the prior year. The company reported diluted net income per share of $0.56 (calculated based on 22,261,000 shares) in fiscal 2008, compared to $0.46 per share (calculated based on 21,846,000 shares) for the prior year.

Other Reported Information: Reagent disc and hematology reagent revenues for the fourth quarter of fiscal 2008 were $16.7 million, up 18 percent over the $14.1 million reported in the same period last year. During the quarter, the company sold a total of 1.3 million units of medical and veterinary reagent discs, an increase of 17 percent compared to a total of 1.1 million units of medical and veterinary reagent discs sold during the same period last year. Total sales in the medical market for the fourth quarter of fiscal 2008 were $6.3 million, an increase of 27 percent over last year’s comparable quarter. Medical sales in North America, excluding sales to the U.S. government, during the fourth quarter of fiscal 2008 were $4.5 million, an increase of 24 percent over last year’s comparable quarter. Total sales in the veterinary market for the fourth quarter of fiscal 2008 were $18.6 million, up 10 percent over last year’s comparable quarter. Additionally, veterinary reagent disc sales for the fourth quarter of fiscal 2008 were $12.4 million, an increase of 17 percent compared to the same period last year.

The company ended the quarter with $59.7 million in cash, cash equivalents and investments. As of March 31, 2008, the company had a total of $7.0 million in short-term investments and $35.5 million in long-term investments, which long-term investments consisted of investments in auction rate securities. The auction rate securities are classified as available-for-sale and are reported at fair value. Unrealized gains and losses, net of related income taxes of $1.4 million, are temporary and reported as a component of accumulated other comprehensive loss.

Clint Severson, chairman and chief executive officer of Abaxis, commented, “We are pleased to report revenues of $100.6 million for the fiscal year and our 22nd consecutive profitable quarter. This is an important milestone for Abaxis that signals we have achieved a significant revenue target, in real dollars as well as annual percentage growth, and we are now ready to move the company forward to the next level of its development. I believe this is a testament to the hard work and dedication of all of our employees as well as our distribution partners that have done such a good job in developing the market and getting our products into it.”

Mr. Severson continued, “During the fiscal year we were able to attain CLIA-waiver status for an additional three medical test panels - bringing to nine the number of CLIA-waiver medical test panels. We can now produce medical test panels that can perform upwards of 90% of all medical (general chemistry) tests typically ordered during routine doctor visits. We currently have new analytes - representing three new medical test panels: critical care; hepatic function; and renal function - under review at the FDA that if waived would broaden the menu of point-of-care tests that physicians can conduct on patients without sending out to centralized labs. We look forward to the opportunities ahead.”

Conference Call
Abaxis has scheduled a conference call to discuss its results at 4:15 p.m. ET on May 1, 2008. Participants can dial (877) 356-5706 or (706) 643-0580 to access the conference call, or can listen via a live Internet web cast, which is available in the Investor Relations section of the company’s website at http://www.abaxis.com. A replay of the call is available by visiting http://www.abaxis.com for the next 30 days or by calling
(800) 642-1687 or (706) 645-9291, access code 43094780, through May 4, 2008. This press release is also available prior to and after the call via Abaxis’ website or the Securities and Exchange Commission’s website at http://www.sec.gov.

About Abaxis
Abaxis develops, manufactures and markets portable blood analysis systems for use in any veterinary or human patient-care setting to provide clinicians with rapid blood constituent measurements. The system consists of a compact, 5.1 kilogram (11.2 pounds), portable analyzer and a series of single-use plastic discs, called reagent discs that contain all the chemicals required to perform a panel of up to 13 tests on veterinary patients and 14 tests on human patients. The system can be operated with minimal training and performs multiple routine tests on whole blood, serum or plasma samples. The system provides test results in less than 12 minutes with the precision and accuracy equivalent to a clinical laboratory analyzer.

Use of Non-GAAP Financial Measures
To supplement its financial statements presented in accordance with United States generally accepted accounting principles (GAAP), Abaxis uses operating income per share. This non-GAAP financial presentation is not a measurement of performance under GAAP in the United States of America. Management uses this measure in comparing Abaxis’ operating results with historical performance and believes it provides meaningful and comparable information to management and investors to assist in their review of Abaxis’ performance relative to prior periods and its competitors.

This press release includes, and our conference call will include, statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Abaxis claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” “anticipates,” or words of similar import, and do not reflect historical facts. Specific forward-looking statements contained in this press release or in our conference call may be affected by risks and uncertainties, including, but not limited to, those related to the market acceptance of the company’s products and the continuing development of its products, required United States Food and Drug Administration clearance and other government approvals, risks associated with manufacturing and distributing its products on a commercial scale free of defects, risks related to the introduction of new instruments manufactured by third parties, risks associated with entering the human diagnostic market on a larger scale, risks related to the protection of the company’s intellectual property or claims of infringement of intellectual property asserted by third parties, risks involved in carrying of inventory and other risks detailed from time to time in Abaxis’ periodic reports filed with the United States Securities and Exchange Commission. Forward-looking statements speak only as of the date the statements were made. Abaxis does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Financial Tables on Following Pages

ABAXIS, INC.
Condensed Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2008	2007	2008	2007

Revenues	$26,738	$22,808	$100,551	$86,221
Cost of revenues	12,176	10,523	45,507	39,362
Gross profit	14,562	12,285	55,044	46,859

Operating expenses:
Research and development	1,862	1,449	6,966	6,180
Sales and marketing	6,023	5,263	23,689	20,569
General and administrative	1,921	1,503	6,681	5,735
Total operating expenses	9,806	8,215	37,336	32,484

Income from operations	4,756	4,070	17,708	14,375
Interest and other income (expense), net	516	580	2,096	1,774
Income before income taxes	5,272	4,650	19,804	16,149
Income tax provision	1,960	1,868	7,301	6,076
Net income	$3,312	$2,782	$12,503	$10,073

Net income per share:
Basic net income per share	$0.15	$0.13	$0.58	$0.49
Diluted net income per share	$0.15	$0.13	$0.56	$0.46

Shares used in the calculation of net income per share:
Weighted average common shares outstanding - basic	21,674	20,936	21,499	20,643
Weighted average common shares outstanding - diluted	22,393	21,966	22,261	21,846

ABAXIS, INC.
Condensed Balance Sheets
(Unaudited and in thousands)

	March 31,	March 31,
	2008	2007
Current assets:
Cash and cash equivalents	$17,219	$10,183
Short-term investments	6,991	35,028
Trade receivables, net	20,873	16,929
Inventories, net	18,657	14,813
Prepaid expenses	427	1,321
Net deferred tax asset - current	2,426	8,979
Total current assets	66,593	87,253
Long-term investments	35,463	-
Property and equipment, net	14,599	12,662
Intangible assets, net	375	450
Other assets	5	38
Net deferred tax asset - non-current	3,868	2,312
Total assets	$120,903	$102,715

Current liabilities:
Accounts payable	$6,421	$6,505
Accrued payroll and related expenses	4,277	3,830
Other accrued liabilities	1,369	1,169
Deferred revenue	807	917
Warranty reserve	1,219	315
Total current liabilities	14,093	12,736

Non-current liabilities:
Deferred rent	286	391
Deferred revenue	1,146	1,244
Warranty reserve	729	532
Total non-current liabilities	2,161	2,167

Shareholders' equity:
Common stock	109,031	103,282
Accumulated deficit	(2,967)	(15,470)
Accumulated other comprehensive loss	(1,415)	-
Total shareholders' equity	104,649	87,812
Total liabilities and shareholders' equity	$120,903	$102,715

Non-GAAP Operating Income Per Share
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2008	2007	2008	2007
Shares used in the calculation of operating income per share (non-GAAP):
Weighted average common shares outstanding - basic	21,674	20,936	21,499	20,643
Weighted average common shares outstanding - diluted	22,393	21,966	22,261	21,846

Non-GAAP operating income per share - basic	$0.22	$0.19	$0.82	$0.70
Non-GAAP operating income per share - diluted	$0.21	$0.19	$0.80	$0.66

Revenues by Geographic Region
(In thousands)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2008	2007	2008	2007
North America	$21,962	$19,363	$83,830	$72,015
International	4,776	3,445	16,721	14,206
Total revenues	$26,738	$22,808	$100,551	$86,221

Revenues by Customer Group
(In thousands)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2008	2007	2008	2007
Medical Market	$6,309	$4,949	$22,764	$17,455
Veterinary Market	18,593	16,838	71,091	63,851
Other	1,836	1,021	6,696	4,915
Total revenues	$26,738	$22,808	$100,551	$86,221